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TAX-FREE HIGH YIELD PORTFOLIO

AGREEMENT AND DECLARATION OF UNITHOLDERS


        This AGREEMENT AND DECLARATION OF UNITHOLDERS is made at
Minneapolis, Minnesota, as of this 13th day of May, 1996 by the holders of beneficial interest of Tax-Free High Yield Portfolio, a separate series of Tax-Free Income Trust.

        WITNESS that

        WHEREAS, the Declaration of Trust for Tax-Free Income Trust provides for no restrictions on the transfer of units therein; and

        WHEREAS,  the holders of units in Tax-Free High Yield
Portfolio desire to restrict the transfer of their units in Tax-Free High Yield Portfolio;

        NOW, THEREFORE, the undersigned hereby declare that they will not transfer any units in Tax-Free High Yield Portfolio held by them without the prior written consent of the other unitholders holding at least two thirds of the Tax-Free High Yield Portfolio's units outstanding (excluding the units of the holder seeking to effect the transfer) and that any attempted transfer in violation of this agreement shall be null and void. This agreement shall not affect the rights of any unitholder to redeem units in Tax-Free
High Yield Portfolio as provided for in the Declaration of Trust.
The undersigned also acknowledge that the remedy of damages for the violation of this agreement would be inadequate and therefore further agree that this agreement shall be enforceable solely by the remedy of specific performance.


                                        IDS HIGH YIELD TAX-EXEMPT FUND, INC.


                                        _/s/ Leslie L. Ogg____________
                                        Leslie L. Ogg
                                        Vice President and General Counsel


                                        STRATEGIST TAX-FREE INCOME FUND, INC.
                                        Strategist Tax-Free High Yield Fund


                                        _/s/ James A. Mitchell________
                                        James A. Mitchell
                                        President